EXHIBIT 10.22

January 21, 2010

Vilia Valentine

2889 High Prairie Way

Broomfield, CO 80023

Dear Vilia:

We are pleased to offer you the position of Vice President Finance, Corporate Controller and Chief Accounting Officer of MDC Holdings, Inc. We have established your start date to be February 15, 2010; given this is a MDC holiday, we will see you on February 16th.

Upon the Board of Directors’ approval, your compensation package will include:

•	Annual Base Salary is $270,000.

•	Annual Cash Bonus Target will be 50% of Base Salary

•	Annual Long-Term Incentives, as follows:

-

6,500 stock option grants. These option grants shall have a life of ten years and shall be exercisable as follows: 25% of the grants over four years beginning on the first anniversary of the date of grant. The grant date for your 2010 award shall be the later of your employment start date or the date the grant is approved by the Board of Directors. Subsequent awards will be made in conjunction with the annual salary and bonus recommendations in the 4th quarter of each year.

-

$70,000 in Restricted Share Units. All restricted shares will be valued at the closing price on the day of the award and the restrictions will lapse at 25% per year over four years, beginning on the first anniversary of the date of the award. The grant date for your 2010 award shall be the later of your employment start date or the date approved by the Board of Directors. Subsequent awards will be made in conjunction with the annual salary and bonus recommendations in the 4th quarter of each year.

•	You will be eligible for three weeks vacation per year; in 2010, your earned vacation will be prorated based on your employment start date.

•

In the event your position is eliminated or you are asked to leave the company for something other than cause, death, or disability within 36 months of employment, you will receive severance equaling one times your annual base salary. The terms and conditions of the severance are subject to approval by the Board of Directors and will be detailed in a separate agreement.

•

A Change in Control agreement will be executed upon resolution by the Board of Directors following your employment start date. In the event of a corporate transaction that results in the position being eliminated, a diminishment of title, duties or pay, the agreement will provide for one times base salary, and bonus in the amount of the last regular bonus not to exceed 50% of the salary in effect immediately before the Change in Control Event.

Your direct supervisor will be Chris Anderson, Sr. Vice President & Chief Financial Officer. It is a Company policy that all details of any offers of employment are contingent upon a satisfactory background check. As in the case with all of our employees, your employment status with the Company will be on an “at-will basis”. This means that both you and the Company have the right to terminate the employment relationship at any time, with or without cause or notice.

We offer a benefits package to our employees and based on your start date, you will be eligible for health and welfare benefits, including medical insurance, effective April 1, 2010. I have enclosed a copy of our current summary of benefits for your review. Enrollment can be completed any time during your eligibility waiting period, but must be completed no later than midnight Eastern Time on April 30, 2010. If you do not enroll by this date, you will not be eligible to participate until the next open enrollment period or eligible family status event.

You will be eligible to participate in the M.D.C Holdings, Inc. 401(k) Savings Plan the first day of the month coincident with or next following your date of hire. You may enroll in this plan at anytime. Additional information about the 401(k) plan can be found in your benefits materials.

On your first day, please bring appropriate identification to complete your I-9 Employment Eligibility Verification Form.

Please confirm your acceptance of this offer by signing, dating and returning one original copy of this letter along with the First Day paperwork in the enclosed envelope provided. An extra copy has been provided for you to keep for your records.

Sincerely,

/s/ Karen Gard

Karen Gard

Vice President, Human Resources

Accepted on this 22nd day of January, 2010 by:

/s/ Vilia Valentine

Vilia Valentine